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                                  Exhibit 99.1
                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement ("Agreement") is made and entered into as of this 19th day of March, 2004, by and among HFL Corporation, a Pennsylvania corporation ("HFL"), and KOTA Management Company, LLC, a Delaware limited liability company ("Kota") (HFL and Kota are collectively referred to herein as "Buyers" and individually as a "Buyer"), and HP Limited Partnership, a Massachusetts limited partnership ("HP") and Pilgrim Farms Dairy, Inc., a Massachusetts corporation ("Pilgrim") (HP and Pilgrim are collectively referred to herein as "Sellers" and individually as a "Seller").

                                   BACKGROUND

                  WHEREAS, HP owns an aggregate of Four Hundred One Thousand Two Hundred (401,200) shares (the " HP Shares") of the common stock of Uni-Marts Inc. ("Uni-Marts");

                  WHEREAS, Pilgrim owns an aggregate of One Hundred (100) shares (the "Pilgrim Shares") of the common stock of Uni-Marts (the Pilgrim Shares along with the HP Shares, collectively hereinafter referred to as the "Shares").

                  WHEREAS, Green Valley Acquisition Co., LLC ("Green Valley") and Uni-Marts have entered into an Agreement and Plan of Merger dated January 26, 2004 (the "Merger Agreement"), pursuant to which Uni-Marts is to be merged with and into Green Valley (the "Merger");

                  WHEREAS, Sellers have requested to sell the Shares to Buyers prior to the Merger, and Buyers are willing to purchase the Shares, upon and subject to the terms and conditions hereof; and,

                  WHEREAS, the parties contemplate that the closing of the transactions described herein shall be held simultaneously with the execution of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Purchase and Sale.

                  a. Buyers hereby purchase, and Sellers hereby sell, transfer and assign to Buyers the Shares, free and clear of all liens, claims, encumbrances, pledges and security interests whatsoever (collectively, "Liens"). Simultaneously with the execution hereof, (i) Buyers shall pay $2.25 per Share, or Nine Hundred Two Thousand Nine Hundred Twenty-Five ($902,925) Dollars in the aggregate (the "Purchase Price"), by delivering such amount by wire transfer, in immediately available U.S. funds, to Buyers' counsel, to be released to Sellers immediately upon notification from Uni-Marts' transfer agent that Sellers' documents of transfer have been accepted and new certificates for the Shares are being issued to Buyers, and (ii) Sellers shall issue to their broker a request for expedited transfer of the Shares to Buyers in the proportions set forth below and shall provide to Buyers a copy of the broker's written confirmation with respect to such transfer. HFL and Kota are purchasing 60% and 40%, respectively, of the Shares, and paying 60% and 40%, respectively, of the Purchase Price.

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                  b. The parties hereto are not aware of any stock or other
transfer taxes or charges, including but not limited to sales taxes and document recording fees (collectively, "Taxes"), to be imposed in connection with the transfer of the Shares. However, to the extent any Taxes are imposed or incurred in connection with the transfer of the Shares, all such Taxes shall be paid by Buyers.

         2. Representations and Warranties of Sellers. Each Seller hereby represents and warrants to Buyers as follows with respect to itself:

                  a. Ownership. HP owns all of the HP Shares, and Pilgram owns all of the Pilgram Shares, in each case free and clear of all Liens, and the delivery to Buyers of such Shares pursuant to the provisions of this Agreement will transfer to Buyers valid title thereto, free and clear of all Liens. Such Shares represent all of such Seller's equity interest in Uni-Marts, and neither such Seller nor any of its affiliates (including, without limitation, any officer, director, shareholder, general partner or limited partner of such Seller; any person or entity controlling, controlled by or under common control with such Seller; or, any spouse or children of any officer, director, stockholder, general partner and limited partner of such Seller) has any other issued and outstanding debt or equity securities, or options, warrants or other security convertible into stock of Uni-Marts.

                  b. Authority; Binding Effect. Such Seller has the full power and authority to make, execute, deliver and perform this Agreement and the other instruments and documents required or contemplated hereby, and such execution, delivery and performance have been duly authorized by all necessary action on the part of such Seller. This Agreement constitutes the valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms.

                  c. Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, do not, with or without the giving of notice, the lapse of time or both: (i) conflict with or constitute a breach of or a default under such Seller's organizational documents, as applicable, (ii) contravene or conflict with, or constitute a violation of, any judgment, injunction, order or decree binding upon or applicable to such Seller, (iii) require any consent, approval or other action by any third party, (iv) contravene or conflict with, or constitute a violation of, any agreement to which such Seller is a party or by which such Seller is bound, or (v) result in the creation or imposition of any Lien on the Shares.

                  d. Unsolicited Sale; Fairness; Access. Such Seller is selling the Shares hereunder on such Seller's own initiative, without solicitation of any kind by Buyers, Uni-Marts, Green Valley, any director, officer, employee or other party affiliated with Buyers, Uni-Marts or Green Valley, or any third party. Such Seller has made an independent determination that $2.25 per Share is a fair price for the Shares. Such Seller has had an opportunity to discuss the business, affairs and current prospects of Uni-Marts with its officers and has had access to such information about Uni-Marts as such Seller has requested, which information is all the information necessary or appropriate for such Seller to form a sales decision with respect to the Shares owned or held by such Seller and/or to determine the fairness of the consideration to be paid hereunder.

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                  e. Election with Respect to Merger and Class Action. Such
Seller is aware of and has been fully informed with regard to (i) the Merger Agreement and the Merger, and (ii) that certain consolidated class action lawsuit currently pending in the Delaware Chancery Court against Uni-Marts, the members of Uni-Marts' board of directors and Green Valley (the "Pending Action"). Such Seller has voluntarily elected to sell its Shares pursuant to the terms of this Agreement in lieu of participation in the Merger, the Pending Action and/or any other action filed or to be filed on behalf of the stockholders of Uni-Marts in connection with the Merger Agreement and/or the Merger (each, an "Action"), and to accept the price of $2.25 per Share in full consideration for all rights that such Seller has or may have pursuant to or in connection with the Merger and/or any Action.

                  f. Survival. The representations and warranties made by Sellers in this Section 2 shall survive the closing of the transactions contemplated herein and the delivery of the Shares. Any investigation or other examination that may have been made at any time by or on behalf of Buyers shall not limit, diminish or in any way affect Sellers' representations and warranties, and Buyers may rely on such representations and warranties irrespective of any information obtained by Buyers by any investigation, examination or otherwise.

         3. Representations and Warranties of Buyers. Each Buyer represents and warrants to Sellers as follows with respect to itself:

                  a. Organization. HFL is a corporation duly organized and validly subsisting under the laws of the Commonwealth of Pennsylvania, and Kota is a limited liability company duly organized and validly existing under the laws of the State of Delaware.

                  b. Authority. Such Buyer has the full corporate or limited liability company power and authority, as the case may be, to make, execute, deliver and perform this Agreement, and such execution, performance and consummation have been duly authorized by all necessary corporate or limited liability company action on the part of such Buyer.

                  c. Binding Effect. This Agreement constitutes the valid and binding obligation of such Buyer, enforceable against such Buyer in accordance with its terms.

                  d. Absence of Conflicting Agreements. Neither the execution or delivery of this Agreement nor the performance by such Buyer of the transactions contemplated hereby, conflicts with, or constitutes a breach of or a default under (i) such Buyer's organizational documents; (ii) any applicable law, rule, judgment, order, writ, injunction, or decree of any court, currently in effect;
(iii) any applicable rule or regulation of any administrative agency or other governmental authority currently in effect; or (iv) any agreement, indenture, contract or instrument to which such Buyer is now a party or by which such Buyer or any of such Buyer's properties are bound, including without limitation the Merger Agreement.

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                  e. Survival. The representations and warranties made by Buyers in this Section 3 shall survive the closing of the transactions contemplated herein and the delivery of the Shares. Any investigation or other examination that may have been made at any time by or on behalf of Sellers shall not limit, diminish or in any way affect Buyers' representations and warranties, and Sellers may rely on such representations and warranties irrespective of any information obtained by Sellers by any investigation, examination or otherwise.

         4. Acknowledgment and Release by Sellers. Each Seller, for itself and on behalf of its officers, directors, stockholders, members, managers, general and limited partners, successors and assigns, as applicable (collectively, the "Seller Parties"), (a) acknowledges and agrees that from and after the date of this Agreement, such Seller shall have no right to participate in the Merger as a stockholder of Uni-Marts or otherwise (including without limitation the right to receive a copy of Uni-Marts' proxy statement with respect to the Merger and/or to vote on the Merger Agreement and the Merger), and (b) covenants and agrees that from and after the date hereof, until the earlier of the Effective Time (as defined in the Merger Agreement) or termination of the Merger Agreement, it will not purchase any common stock or other debt or equity securities, or options, warrants or other security convertible into stock of Uni-Marts. In consideration for Buyers' obligations and performance hereunder, each Seller, for itself and on behalf of each the Seller Parties, hereby releases and forever discharges Buyers, Uni-Marts, Green Valley and each of their respective officers, directors, stockholders, members, managers, agents, attorneys, affiliates, successors and assigns of and from any and all claims against the foregoing parties, known or unknown, that such Seller or any Seller Party has, has had or may have, from the beginning of time to the Effective Time including without limitation claims with respect to or in connection with (w) Sellers' ownership of the Shares, (x) Sellers' status as stockholders of Uni-Marts or any of its affiliates, (y) the Merger Agreement and the Merger, and/or (z) the purchase by Buyers of the Shares hereunder, except any claim for nonpayment pursuant to Section 1 hereof and any breach of Buyers' representation and warrants pursuant to Section 3 hereof. Without limiting the generality of the foregoing, each Seller hereby expressly waives any rights it may have to participate as a named plaintiff, a member of the class or otherwise in the Pending Action and/or any other Action. Each Seller and each Seller Party, to the extent applicable, shall timely execute and deliver to the appropriate party(ies) any and all documents or instruments necessary or appropriate to "opt out" of each such Action. To the extent that Sellers are not given the opportunity to opt out of any Action, that any opt-out period with respect to an Action has expired prior to the date hereof, and/or that any Seller or any other Seller Party receives any distribution on account of any Action, such party shall promptly remit and pay over any such distribution to Buyers.

         5. Indemnification by Sellers. Sellers shall jointly and severally indemnify, defend and hold harmless Buyers, Uni-Marts, Green Valley and each of their respective officers, directors, stockholders, members, managers, agents, attorneys, affiliates, successors and assigns from and against any and all damages, losses, liabilities, costs and expenses (including attorneys' fees and court costs) (collectively, "Losses") arising out of or related, directly or indirectly, to any breach of any representation, warranty or covenant of Sellers or any Seller Party hereunder.


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         6. Indemnification by Buyers. Each Buyer shall defend and hold harmless
Sellers and each of their respective officers, directors, stockholders, members, managers, agents, attorneys, affiliates, successors and assigns from and against any and all Losses arising out of or related, directly or indirectly, to any breach of any representation, warranty or covenant of such Buyer or any Buyer Party affiliated with such Buyer hereunder.

         7. Further Assurances. If at any time after the execution hereof, Buyers shall consider it advisable that any further conveyances, agreements, documents, instruments and assurances of law or any other things are necessary or desirable to vest, perfect, confirm or record in Buyers title to the Shares, Sellers shall execute and deliver, upon Buyers' request, any and all proper conveyances, agreements, documents, instruments and assurances of law, and do all things reasonably necessary or proper to vest, perfect, confirm or record title to the Shares in Buyers and otherwise to carry out the provisions of this Agreement.

         8. Miscellaneous. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior agreement, whether written or oral, with regard thereto. This Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and assigns of the parties hereto. This Agreement shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law thereof. Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

           9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.





                  [Remainder of Page Left Intentionally Blank]



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         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties as of the date first above written.

                           "BUYERS"

                           HFL CORPORATION


                           By: /s/ Daniel D. Sahakian
                               -------------------------------------------
                           Name: Daniel D. Sahakian
                           Title:  President and Chief Executive Officer

                           KOTA MANAGEMENT COMPANY, LLC


                           By: /s/ Paul A. Levinsohn
                               ---------------------
                           Name: Paul A. Levinsohn
                           Title:  Manager


                           "SELLERS"

                           HP LIMITED PARTNERSHIP


                           By:  /s/ Yeota Betty Haseotes
                                -------------------------
                           Name: Yeota Betty Haseotes
                           Title: General Partner


                           PILGRIM DAIRY FARMS, INC.


                           By:  /s/ Demetrios B. Haseotes
                                --------------------------
                           Name: Demetrios B. Haseotes
                           Title: President



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